Exhibit 10.1
Description of the Material Terms of Rocky Brands, Inc.’s
Bonus Plan for the Fiscal Year Ending December 31, 2009
     Messrs. Brooks, Sharp and McDonald (the “Executive Officers”) are eligible to receive cash bonuses under the Company’s Bonus Plan for the fiscal year ending December 31, 2009 (the “2009 Bonus Plan”), based upon the attainment of certain Adjusted Operating Income targets. For purposes of the 2009 Bonus Plan, Adjusted Operating Income is calculated as the Company’s operating income excluding (i) operating income attributable to military sales, (ii) bonuses payable under the 2009 Bonus Plan, and (iii) gains or losses, or charges or adjustments resulting from unusual, one-time events, such as intangible assets or goodwill impairment charges and charges or gains resulting from changes in accounting policies, as determined by the Compensation Committee of the Board of Directors. If the Adjusted Operating Income performance targets are met, the Executive Officers will receive cash bonuses based on a percentage of their base salaries in accordance with the table below (with bonus amounts to be interpolated between the performance levels):

	Payout as a Percentage of Base Salary
	Threshold	Target	Goal
Mike Brooks	0%	75%	175%
Chairman of the Board and Chief Executive Officer

David Sharp	0%	60%	140%
President and Chief Operating Officer

James E. McDonald	0%	50%	115%
Executive Vice President and Chief Financial Officer
     No payment will be made for performance below the Threshold amount of Adjusted Operating Income, and no payment will be required for performance above the Goal amount of Adjusted Operating Income; provided, however, that to the extent Adjusted Operating Income exceeds the Goal amount for fiscal 2009, 10% of all Adjusted Operating Income in excess of the Goal amount will go into a pool to be distributed to any or all plan participants, including, but not limited to, the Executive Officers of the Company, at the discretion of the Compensation Committee.

     In addition to the foregoing, assuming that at least the Threshold amount of Adjusted Operating Income is attained, 10% of any operating income attributable to military sales during fiscal 2009 will go into a pool to be distributed to any or all of the plan participants, including, but not limited to, the Executive Officers of the Company, at the discretion of the Compensation Committee.
     If Mr. Brooks becomes eligible to receive a cash bonus under the 2009 Bonus Plan exceeding $10,000, at the time scheduled for payment of the bonus, he may choose, at least six months prior to payment, to receive any portion of his bonus in the form of the issuance of restricted shares of common stock of the Company, which shares will vest immediately but will not be tradable in the public markets for one year (the “Restricted Stock”). If Messrs. Sharp or McDonald become eligible to receive a cash bonus under the 2009 Bonus Plan exceeding $10,000, at the time scheduled for payment of the bonus, a minimum of 35% of the bonus shall be paid in shares of Restricted Stock of the Company, and each of Messrs. Sharp or McDonald may choose, at least six months prior to payment, to receive any additional portion of his bonus in the form of shares of Restricted Stock.

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